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                                                        EXHIBIT FF
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                              November 27, 1996

  S C L                       Mr. David Neibert
  -----                       Executive Vice President
                              INTEK Diversified Corporation
  SCL CORPORATE               970 West 190th Street, Suite 720
                              Torrance, CA 90502

                              Dear David,

                              I am writing to confirm our discussions
                              concerning the price adjustment for the purchase of the Midland US business by INTEK. In anticipation of the receipt of shareholder approval on December 3, 1996 to the acquisition of Securicor Radiocoms, and a subsequent closing of the final transactions, we need to agree upon a mechanism for the calculation of the final price adjustment to Midland International Corporation.

                              As discussed,

                              1. On Closing INTEK will issue to Midland
                                 International Corporation 1,700,000 common shares and a further 500,000 common shares to be issued and put in escrow pending the satisfaction of the Hitachi conditions.

                              2. The balance, if any, of the remaining 150,000
                                 common shares will be issued subsequently and as soon as possible after the completion of financial statements for Midland USA for the period from August 1, 1996 through December 3, 1996 but not later than January 31, 1997.

                              3. For the purpose of calculating the price
                                 adjustment for Midland, it is agreed that the deemed closing date will be December 3, 1996 when the shareholder vote is received.

                              I look forward to seeing you at the meeting.

                              Sincerely,
  Simmonds Capital Limited
  5855 Yonge St., Suite 1050  /s/David C. O'Kell
  Willowdale, Ontario, Canada
  M24 6P4                     David C. O'Kell
  Tel: (416) 221-4900         Executive Vice-President
  Fax: (416) 221-3800
                              c.c.  John Simmonds
                                    Nicholas Wilson

                              Agreed on behalf of INTEK Diversified Corporation on this 27th day of November, 1996


                              /s/David Neibert

                              David Neibert